Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of August 8, 2003 (the "Merger Agreement"), between ICC Holdings Corp., an Oklahoma corporation ("IHC"), Instachem Systems, Inc., an Oklahoma corporation ("Instachem"), and ICC Merger Corp. an Oklahoma corporation ("IMC ").

WHEREAS, on the date hereof, IHC has authority to issue (a) 15,000,000 shares of common stock, $0.001 par value per share (the "IHC Common Stock"), of which 11,726,539 shares are issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "IHC Preferred Stock," and with the IHC Common Stock, the "IHC Capital Stock"), of which no shares are issued and outstanding;

WHEREAS, on the date hereof, Instachem has authority to issue (a) 15,000,000 shares of common stock, $0.001 par value per share (the "Instachem Common Stock"), of which 1,000 shares are issued and outstanding and held by IHC, and (b) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Instachem Preferred Stock," and with the Instachem Common Stock, the "Instachem Capital Stock"), of which no shares are issued and outstanding;

WHEREAS, on the date hereof, IMC has authority to issue (a) 15,000,000 shares of common stock, $0.001 par value per share (the "IMC Common Stock"), of which 1,000 shares are issued and outstanding and held by Instachem, and (b) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "IMC Preferred Stock," and with the IMC Common Stock, the "IMC Capital Stock"), of which no shares are issued and outstanding;

WHEREAS, the respective Boards of Directors of IHC, IMC and Instachem have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant to Section 1081(G) of the Oklahoma General Corporation Law, under which Instachem would survive as the holding company, by the merger of IHC with and into IMC, and with each holder of IHC Capital Stock receiving one share of Instachem Capital Stock in exchange for such share of IHC Capital Stock;

WHEREAS, under the respective certificates of incorporation of IHC and Instachem, the Instachem Capital Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the IHC Capital Stock which will be exchanged therefor pursuant to the holding company reorganization;

WHEREAS, the certificate of incorporation and bylaws of Instachem, as the holding company, immediately following the merger will contain provisions identical to the certificate of incorporation and bylaws of IHC immediately prior to the merger, other than differences permitted by Section 1081(G) of the Oklahoma General Corporation Law;

WHEREAS, the certificate of incorporation of IMC is identical to the certificate of incorporation of IHC immediately prior to the merger, other than differences permitted by Section 1081(G) of the Oklahoma General Corporation Law pursuant to this Merger Agreement;

WHEREAS, the Boards of Directors of IHC, Instachem and IMC have approved this Merger Agreement, shareholder approval not being required pursuant to Section 1081(G) of the Oklahoma General Corporation Law;

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, IHC, Instachem and IMC hereby agree as follows:

    Merger. IHC shall be merged with and into IMC (the "Merger"), and IMC shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the later of the date and time of filing a certified copy of this Merger Agreement with the Secretary of State of the State of Oklahoma in accordance with Section 1081(G) of the Oklahoma General Corporation Law or August 12, 2003 (the "Effective Time").
    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of IMC, in effect immediately prior to the Effective Time, shall be amended as set forth below and as so amended shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein and under the Oklahoma General Corporation Law.

    (a) Article V shall be amended to read in its entirety as follows:

    "ARTICLE V Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, par value $.001 per share."

    (b) Article XII shall be added and will read as follows:

    "ARTICLE XII. Holding Company. Any act or transaction by or involving the Corporation that requires for its adoption under the Oklahoma General Corporation Law or under this Certificate of Incorporation the approval of the Corporation's stockholders shall, pursuant to Section 1081(G) of the Oklahoma General Corporation Law, require, in addition, the approval of the stockholders of the Corporation's holding company, Instachem Systems, Inc., or any successor by merger, by the same vote as is required by the Oklahoma General Corporation Law and/or by the Certificate of Incorporation of the Corporation."

    Succession. At the Effective Time, the separate corporate existence of IHC shall cease, and IMC shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of IHC, and IMC shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of IHC, including, without limitation, all outstanding indebtedness of IHC, all in the manner and as more fully set forth in Section 1081(G) of the Oklahoma General Corporation Law.
    Directors. The directors of IHC immediately prior to the Effective Time shall be the directors of the Surviving Corporation and Instachem at and after the Effective Time to serve until the expiration of their respective terms and until their successors are duly elected and qualified.
    Officers. The officers of IHC immediately preceding the Effective Time shall be the officers of the Surviving Corporation and Instachem at and after the Effective Time until their successors are duly elected and qualified.
    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
            each share of IHC Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of Instachem Common Stock;
            each share of IHC Preferred Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of Instachem Preferred Stock;
            each share of IHC Capital Stock held in the treasury of IHC immediately prior to the Effective Time shall be cancelled and retired;
            each option, warrant, purchase right, unit or other security of IHC convertible into shares of IHC Capital Stock shall become convertible into the same number of shares of Instachem Capital Stock as such security would have received if the security had been converted into shares of IHC Capital Stock immediately prior to the Effective Time, and Instachem shall reserve for purposes of the exercise of such options, warrants, purchase rights, units or other securities an equal number of shares of Instachem Capital Stock as IHC had reserved; and
            each share of Instachem Capital Stock issued and outstanding in the name of IHC immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of Instachem Capital Stock.
    Other Agreements. At the Effective Time, Instachem shall assume any obligation of IHC to deliver or make available shares of IHC Common Stock under any agreement or employee benefit plan not referred to in Paragraph 6 herein to which IHC is a party. Any reference to IHC Common Stock under any such agreement or employee benefit plan shall be deemed to be a reference to Instachem Common Stock and one share of Instachem Common Stock shall be issuable in lieu of each share of IHC Common Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.
    Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of IHC such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of IHC, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of IHC or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.
    Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of IHC Capital Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Instachem Capital Stock, as the case may be, into which the shares of IHC Capital Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Instachem and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Instachem or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Instachem Capital Stock, as the case may be, evidenced by such outstanding certificate, as above provided.
    Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.
    Compliance with Section 1081(G) of the Oklahoma General Corporation Law. Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 1081(G) of the Oklahoma General Corporation Law, including without limitation, the following:
      Certificate of Incorporation and By-Laws of Instachem. At the Effective Time, the Certificate of Incorporation and By-Laws of Instachem shall be in the form of the Certificate of Incorporation and By-Laws of IHC, as in effect immediately prior to the Effective Time.
      Directors and Officers of Instachem. At the Effective Time, the directors and officers of IHC immediately prior to the Effective Time shall be the directors and officers of Instachem, in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of Instachem.
      Filings. Prior to the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Oklahoma Secretary of State. Prior to the Effective Time, to the extent necessary to effectuate any amendments to the certificates of incorporation of the Surviving Corporation and Instachem contemplated by this Agreement, each of the Surviving Corporation and Instachem shall cause to be filed with the Oklahoma Secretary of State such certificates or documents required to give effect thereto.
    Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of IHC, Instachem and IMC , by action of the board of directors of IHC if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of IHC and its stockholders.
    Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.
    Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

IN WITNESS WHEREOF, IHC, Instachem and IMC have caused this Merger Agreement to be executed and delivered as of the date first above written.

ICC HOLDINGS CORP., an Oklahoma corporation

/s/ Jerry Phillips

Name: Jerry Phillips

Title: President

INSTACHEM SYSTEMS, INC., an Oklahoma corporation

/s/ Jerry Phillips

Name: Jerry Phillips

Title: President

ICC MERGER CORP., an Oklahoma corporation

/s/ Jerry Phillips

Name: Jerry Phillips

Title: President

CERTIFICATION

STATE OF GEORGIA

COUNTY OF FULTON

Before me, a Notary Public in and for said County, personally appeared Jerry Phillips, the President of ICC Holdings Corp., ICC Merger Corp. and Instachem Systems, Inc., on the 8th day of August, 2003, who certified that the foregoing Agreement and Plan of Merger was adopted by the board of directors of ICC Holdings Corp., ICC Merger Corp. and Instachem Systems, Inc. pursuant to Section 1081(G) of the Oklahoma General Corporation Law, and that the conditions in the first sentence of Section 1081(G) have been satisfied.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by notary seal on the day and year last aforesaid.

/s Jerry Phillips

Jerry Phillips

Sworn to and subscribed before me

the 8th day of August, 2003.

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Commission Expires: _____________